Exhibit (c)(xviii)

PRELIMINARY & CONFIDENTIAL PROJECT NORSE PRESENTATION TO THE BOARD OF DIRECTORS DECEMBER 19, 2024

PRELIMINARY & CONFIDENTIAL ▪ Throughout 2023, at the request of the Norse Board of Directors, management worked with Morgan Stanley and Centerview Partners to independently evaluate value creation options due to persistent negative public market investor sentiment around the Department Store category and the industry’s long - term prospects ▪ On February 11 th , 2024, the Special Committee was formed to oversee the process to explore a potential take - private transaction following interest expressed by Erik and Pete Nordstrom in submitting a proposal ▪ On March 19 th , 2024, Reuters reported that the Nordstrom Family was seeking to take the Company private – Following the report, Norse’s stock experienced +9% 1 - day and +18% 3 - day price increases – Consequently, the pre - report price of $17.06 as of March 18 th has been referenced as the “unaffected” share price ▪ At the request of the Special Committee, Morgan Stanley and Centerview Partners engaged in discussions with 19 strategic and financial parties to gauge interest in exploring a transaction – 10 parties executed NDAs and 8 parties received additional due diligence information and met with company management – One party formally indicated interest in an acquisition and one party indicated interest in a sale - leaseback, however ultimately withdrew from the process ▪ On September 3 rd , the Special Committee received a non - binding written proposal for a potential acquisition of the Company, from a Bid Group comprised of members of the Nordstrom Family and Liverpool who collectively already own approximately 43% of Norse’s common stock – Offer to acquire the common stock of the Company for a cash purchase price of $23.00 per share – Offer contemplated pro forma ownership of ~50.1% by members of the Nordstrom Family and ~49.9% by Liverpool – After further discussions between September and November, the Bid Group raised its offer to $24.25 per share plus a special dividend of up to $0.25 per share and a “stub period” dividend based on $0.19 per share regular quarterly dividend at the discretion of the Board upon closing and depending on cash balances at closing o Offer reflects a ~42% premium to the unaffected price, excluding the potential dividends ▪ The Bid Group intends to rollover the Company’s current senior notes totaling $2.7 billion, $2.4 billion of which are redeemable upon a “double - trigger” consisting of (1) a change of control and (2) a ratings downgrade by all of Moody’s, S&P and Fitch – In December 2024, the Bid Group and Company Management held discussions with the rating agencies and received feedback that Moody’s and S&P would downgrade Norse’s Unsecured Debt while Fitch indicated it would hold ratings – The Bid Group is exploring paths to address ratings feedback 2 SITUATION UPDATE Sources: Capital IQ, Norse management

PRELIMINARY & CONFIDENTIAL

BID GROUP PROPOSAL: IMPLIED PREMIA AND MULTIPLES

Premia

		Metric	Proposal $24.25
Share Price Premium to:			
Unaffected[(1)]	Unaffected Price (3/18/24)	$17.06	+42.1%
	30-Day VWAP	$19.08	+27.1%
	60-Day VWAP	$18.70	+29.7%
	52-Week Low (11/13/23)	$13.08	+85.4%
	52-Week High (8/1/23)	$23.30	+4.1%
Current	Current Price (12/16/24)	$23.35	+3.9%
	30-Day VWAP	$22.98	+5.5%
	60-Day VWAP	$22.92	+5.8%
	52-Week Low (1/3/24)	$16.90	+43.5%
	52-Week High (11/25/24)	$24.90	(2.6%)

Multiples

	Metric	Proposal $24.25
Diluted Shares Outstanding[(2)]		*174.9*
Total Equity Value		**$4,242**
(+) Net Debt[(3)]		2,012
Total Aggregate Value		**$6,254**
Aggregate Value / Adj. EBITDA[(4)]:		
Management LTP - FY'24E[(5)]	$1,138	5.5x
Management LTP - FY'25E[(5)]	$1,276	4.9x
Consensus - FY'24E	$1,171	5.3x
Consensus - FY'25E	$1,179	5.3x

Source: Norse management, company filings, FactSet and Capital IQ as of December 16, 2024.
Note: Dollars in millions, except per share amounts. Figures exclude one-time special dividend of up to $0.25 per share.
(1) As of unaffected date of March 18, 2024, the last trading day prior to Reuters' report that the Nordstrom Family was seeking to take the Company private.
(2) Fully diluted shares outstanding include basic shares of ~165.0mm as well as full accelerated vesting of dilutive equity securities including options, PSUs and RSUs as of December 16, 2024 per Norse management.
(3) Reflects debt of $2,689mm as of Q3'24 per Norse management and cash of $677mm ($397mm as of Q3'24 per Norse management pro forma for $280mm of cash received in Q4'24 in connection with the amended program agreement with TD).
(4) Adj. EBITDA figures unburdened by amortization of developer reimbursements.
(5) Norse projections per Norse management as approved for each of Centerview's and Morgan Stanley's use for its financial analysis and fairness opinion (the "LTP Case").

3

PRELIMINARY & CONFIDENTIAL 4 ▪ Members of the Nordstrom family and related trusts (the “Family Group”) and El Puerto de Liverpool S.A.B. de C.V. (“Liverpool”) will form a new entity (“Parent”) to acquire Norse Purchaser ▪ Holders of Norse common stock (other than the Family Group and Liverpool) will receive $24.25 per share ▪ The Family Group and Liverpool (holding ~43% of outstanding shares) will roll their Norse shares in exchange for Parent common stock ▪ The Board is permitted to declare a special dividend of up to $0.25 per share, which will be contingent on the closing ▪ Unvested equity awards will be converted into cash - settled awards Consideration, Equity Awards and Special Dividend ▪ Shareholder approval by (1) two - thirds of outstanding shares and (2) majority of the shareholders other than the Family Group, Liverpool, and the Company’s directors and Section 16 officers ▪ Expiration or termination of HSR waiting period ▪ No order by US court prohibiting merger ▪ No “Below Investment Grade Rating Event” under the Company’s senior notes ▪ Each party’s obligations would also be subject to the accuracy of other party’s representations (subject to customary materiality exceptions) and material compliance with its covenants Conditions ▪ Failure to achieve shareholder approval ▪ US court issues order prohibiting the merger ▪ Occurrence of a Below Investment Grade Rating Event (subject to cure period) ▪ Other party materially breaches its representations or covenants (subject to cure periods), or if Parent refuses to close when required to do so ▪ Company only - Company accepts a superior proposal ▪ Parent only - Board changes its recommendation (only for 10 business days after change) Termination Rights ▪ Company will pay $85MM if deal is terminated because the Board changed its recommendation and $42.5MM if it enters into superior proposal or deal is voted down when there is a competing proposal that is subsequently entered into within 12 months and consummated ▪ Parent will pay $100MM if deal is terminated due to a Below Investment Grade Rating Event and $170MM if deal is terminated because of a Parent material breach or failure to close ▪ In the event of an intentional breach, the breaching party is liable for damages, subject to $300MM cap (inclusive of termination fee) ▪ Company can seek specific performance of Parent’s obligations, except that requiring Parent to close and Liverpool to fund under its equity commitment requires $450MM of debt financing proceeds and $410MM in Company cash (plus amount required to pay the special dividend) ▪ Liverpool and certain members of the Family Group are guaranteeing Parent’s liability for damages in the event of an intentional breach, reverse termination fee, and certain other obligations on a several basis Remedies ▪ Customary no - shop and “fiduciary out” provisions ▪ Customary interim operating covenants ▪ Covenants relating to each party’s interactions with the rating agencies and requiring the Family Group and Liverpool to be consistent with their RES/RAS presentations No - Shop and Other Covenants ▪ Parent will enter into debt commitment papers for an up to $1,200MM ABL and up to $[500]M term loan ▪ Liverpool will commit to contribute $1,712MM to Parent (which may be equity or a loan), and the Company can specifically enforce its commitment ▪ Liverpool will enter into debt commitment papers for a $1,500MM bridge facility to fund its equity commitment, and intends to launch a bond offering during the interim period Financing Structure ▪ Liverpool and the Family Group will enter into Rollover and Support Agreements that contain a voting commitment to vote in favor of the approval of the transaction and requirement to take, or refrain from taking, other actions related to the deal Voting Commitment KEY MERGER TERMS Illustrative Based on Latest Special Committee Proposal

PRELIMINARY & CONFIDENTIAL

NORSE FINANCIAL SUMMARY – LTP COMPARISON

In $MM, Unless Otherwise Stated

Key Drivers of Change in Plan

- Reduced 2024E sales on lower GMV/sales signals as the Company entered the fourth fiscal quarter
- Reduced 2024E Adj. EBIT on lower sales and additional promotional mark-downs to support cleaner inventory position by YE
- Increased 2024E NWC mostly on TD proceeds received in November 2024 (not accounted for prior)
- Increased 2024E capex to reflect targeted $500MM in spend; increased 2025E capex driven by technology capex to support future efficiencies; reduced 2026E-2028E capex due to slight decrease in capital need post evaluating cost investments

December LTP – Management Projections

	Quarters	Annuals				
	Q4 2024E	**2024E**	**2025E**	**2026E**	**2027E**	**2028E**
Net Sales	**3,967**	**14,320**	**14,792**	**15,319**	**15,910**	**16,525**
% Y/Y Growth	*(7.6%)*	*0.7%*	*3.3%*	*3.6%*	*3.9%*	*3.9%*
Total Revenues	**4,074**	**14,766**	**15,272**	**15,819**	**16,433**	**17,074**
% Y/Y Growth	*(7.8%)*	*0.5%*	*3.4%*	*3.6%*	*3.9%*	*3.9%*
Adj. EBITDA [1]	**367**	**1,138**	**1,276**	**1,340**	**1,406**	**1,521**
% Net Sales	*9.3%*	*7.9%*	*8.6%*	*8.7%*	*8.8%*	*9.2%*
% Total Sales	*9.0%*	*7.7%*	*8.4%*	*8.5%*	*8.6%*	*8.9%*
(-) Total D&A	(145)	(596)	(603)	(571)	(530)	(532)
Adj. EBIT	**222**	**542**	**674**	**769**	**876**	**989**
% Net Sales	*5.6%*	*3.8%*	*4.6%*	*5.0%*	*5.5%*	*6.0%*
% Total Sales	*5.5%*	*3.7%*	*4.4%*	*4.9%*	*5.3%*	*5.8%*
(-) Taxes	(61)	(144)	(182)	(208)	(236)	(267)
NOPAT	**162**	**398**	**492**	**561**	**639**	**722**
(+) D&A	131	538	552	531	493	497
(+) Amort. Of Dev. Reimb.	14	58	50	40	37	35
(+) Right-of-use Asset Amort.	47	186	187	191	196	202
(-) Lease Liabilities	(67)	(266)	(267)	(272)	(279)	(288)
(+/-) Change in NWC	371	145	(104)	(51)	(49)	(28)
(-) Capex	(179)	(500)	(430)	(435)	(452)	(469)
Unlevered FCF	**479**	**559**	**481**	**566**	**584**	**671**

August LTP – Management Projections

	Quarters	Annuals				
	Q4 2024E	**2024E**	**2025E**	**2026E**	**2027E**	**2028E**
Net Sales	**4,177**	**14,498**	**14,792**	**15,319**	**15,910**	**16,525**
% Y/Y Growth	*(2.7%)*	*2.0%*	*2.0%*	*3.6%*	*3.9%*	*3.9%*
Total Revenues	**4,291**	**14,949**	**15,272**	**15,819**	**16,433**	**17,074**
% Y/Y Growth	*(2.9%)*	*1.7%*	*2.2%*	*3.6%*	*3.9%*	*3.9%*
Adj. EBITDA [1]	**446**	**1,178**	**1,276**	**1,340**	**1,406**	**1,521**
% Net Sales	*10.7%*	*8.1%*	*8.6%*	*8.7%*	*8.8%*	*9.2%*
% Total Sales	*10.4%*	*7.9%*	*8.4%*	*8.5%*	*8.6%*	*8.9%*
(-) Total D&A	(145)	(600)	(602)	(571)	(530)	(532)
Adj. EBIT	**301**	**577**	**674**	**769**	**876**	**989**
% Net Sales	*7.2%*	*4.0%*	*4.6%*	*5.0%*	*5.5%*	*6.0%*
% Total Sales	*7.0%*	*3.9%*	*4.4%*	*4.9%*	*5.3%*	*5.8%*
(-) Taxes	(78)	(153)	(182)	(208)	(236)	(267)
NOPAT	**223**	**424**	**492**	**561**	**639**	**722**
(+) D&A	131	538	552	531	493	497
(+) Amort. Of Dev. Reimb.	14	62	50	40	37	35
(+) Right-of-use Asset Amort.	47	185	187	191	196	202
(-) Lease Liabilities	(67)	(264)	(267)	(272)	(279)	(288)
(+/-) Change in NWC	182	(80)	(104)	(51)	(49)	(28)
(-) Capex	(142)	(477)	(422)	(440)	(457)	(474)
Unlevered FCF	**387**	**387**	**488**	**560**	**580**	**665**

Δ (December vs. August) – Management Projections

	Quarters	Annuals				
	Q4 2024E	**2024E**	**2025E**	**2026E**	**2027E**	**2028E**
Net Sales	**(210)**	**(178)**	**--**	**--**	**--**	**--**
% Y/Y Growth	*(489bps)*	*(125bps)*	*+127bps*	-	-	-
Total Revenues	**(217)**	**(182)**	**--**	**--**	**--**	**--**
% Y/Y Growth	*(490bps)*	*(124bps)*	*+126bps*	-	-	-
Adj. EBITDA [1]	**(78)**	**(40)**	**--**	**--**	**--**	**--**
% Net Sales	*(141bps)*	*(18bps)*	-	-	-	-
% Total Sales	*(137bps)*	*(17bps)*	-	-	-	-
(-) Total D&A	--	+4	--	--	--	--
Adj. EBIT	**(78)**	**(35)**	**--**	**--**	**--**	**--**
% Net Sales	*(159bps)*	*(20bps)*	-	-	-	-
% Total Sales	*(155bps)*	*(19bps)*	-	-	-	-
(-) Taxes	+17	+9	--	--	--	--
NOPAT	**(61)**	**(27)**	**--**	**--**	**--**	**--**
(+) D&A	--	--	--	--	--	--
(+) Amort. Of Dev. Reimb.	(1)	(4)	--	--	--	--
(+) Right-of-use Asset Amort.	--	+1	--	--	--	--
(-) Lease Liabilities	--	(1)	--	--	--	--
(+/-) Change in NWC	+189	+225	--	--	--	--
(-) Capex	(37)	(22)	(8)	+5	+5	+5
Unlevered FCF	**+92**	**+172**	**(8)**	**+5**	**+5**	**+5**

Source: LTP Case

Note:
1. EBITDA unburdened by amortization of developer reimbursements

5

PRELIMINARY & CONFIDENTIAL Methodology Metric ($MM) Implied Share Price Agg. Value ($MM) Low High Rounded to the nearest $0.25 Public Trading Comparables (1)(2) LTP Case: AV / FY2024E EBITDA: 3.5x - 5.0x LTP Case: AV / FY2025E EBITDA: 3.5x - 5.0x 1,138 1,276 3,982 4,467 5,689 6,382 Discounted Equity Value (3) LTP Case: 3.5x - 5.0x FY2026E EBITDA 1,340 4,985 6,689 Discounted Cash Flow (1) LTP Case: 3.5x - 5.0x Exit Multiple; 8.7% - 9.7% WACC 5,640 7,432 Reference Only: 52 - Week Trading Range Analyst Price Targets (Undiscounted) (4) Analyst Price Targets (Discounted) (4)(5) Consensus Trading Comparables : AV / FY 2024 E EBITDA : 3 . 5 x - 5 . 0 x (1)(2) Consensus Trading Comparables : AV / FY 2025 E EBITDA : 3 . 5 x - 5 . 0 x (1)(2) Consensus Discounted Equity Value : 3 . 5 x - 5 . 0 x FY 2026 E EBITDA (3) 4,985 4,547 4,241 4,099 4,127 4,635 6,383 6,558 5,990 5,855 5,895 6,121 1,171 1,179 1,169 Leveraged Buyout (6) LTP Case: 17.5% - 22.5% Target IRR; Exit Multiple Range of 3.5 - 5.0x 5,572 6,400 $11.25 $14.00 $17.00 $20.75 $17.00 $14.50 $12.75 $12.00 $12.00 $15.00 $21.50 $21.00 $25.00 $26.75 $31.00 $25.00 $26.00 $22.75 $22.00 $22.25 $23.50 $26.50 $0 $10 $20 $30 NORSE PRELIMINARY VALUATION ANALYSIS – MORGAN STANLEY Sources: Capital IQ (unaffected date of March 18, 2024, current as of December 16, 2024); LTP Case; Norse management Notes: 1. Reflects $2,689MM of debt as of fiscal Q3 2024 and $677MM of cash comprised of the Company’s cash balance of $397MM as of fiscal Q3 2024 plus $280MM of incremental cash received in connection with the TD program agreement amendment in November 2024 per Norse Management 2. Fully diluted share count of ~174.9MM provided by Norse Management and reflects ~165.0MM basic shares outstanding as of December 16, 2024 and accelerated vesting of outstanding dilutive securities, including ~0.7MM options, ~1.5MM PSUs, and ~7.6MM RSUs 3. Represents present value of implied year - end 2025E share price based on discounted equity value analysis; share prices and cumulative dividends discounted at a ~14.3% cost of equity of Norse 4. Based on median of analyst price targets as of December 16, 2024 excludes price targets of brokers that have revised price targets based on transaction - related news as well as Morningstar’s $38.50 price target (see appendix for list of brokers and price targets) 5. Reflects undiscounted analyst price targets discounted one year at Norse’s ~14.3% cost of equity 6. Implied entry price implied by 17.5 - 22.5% target IRR based on LTP Case; assumes full diluted share count of ~165.6MM, inclusive of ~165.0MM of basic shares as of December 16, 2024 per Norse Management plus vesting of ~0.6MM of options through February 2025; the remaining unvested RSUs and options are assumed to convert to cash compensation consistent with the Bid Group’s proposal on October 17, 2024 Unaffected Share Price: $17.06 Consensus LTP Case 6 Offer Price: $24.25 Bid Group Offer Price: $24.25 Excludes Potential Special Dividend of up to $0.25 and “Stub Period” Dividend Based on $0.19 Quarterly Dividend

PRELIMINARY & CONFIDENTIAL

NORSE PRELIMINARY VALUATION ANALYSIS – CENTERVIEW

	Methodology	Assumption	Implied Share Price Value	Implied AV	Implied AV / '24E EBITDA (2)
For Reference Only	52-Week Trading Range	52-Wk High: 11/25/24 52-Wk Low: 01/03/24	$16.90 – $24.90	$5,238 – $6,649	4.6x – 5.8x
For Reference Only	Analyst Price Target Range(1)	High: 11/27/24 Low: 11/27/24	$14.50 – $26.00	$4,818 – $6,843	4.2x – 6.0x
For Reference Only	Premia Paid Analysis	Premium to Unaffected: 25% - 40%	$21.30 – $23.90	$6,017 – $6,469	5.3x – 5.7x
	Public Trading Comparables(2,3)	4.0x - 5.0x '24E EBITDA of $1,138mm	$14.60 – $21.05	$4,551 – $5,689	4.0x – 5.0x
	Public Trading Comparables(2,3)	4.0x - 5.0x '25E EBITDA of $1,276mm	$17.75 – $25.00	$5,106 – $6,382	4.5x – 5.6x
	Discounted Cash Flow Analysis(4)	WACC: 11.00% - 13.00% PGR: 1.5% - 2.5%	$21.00 – $30.80	$5,960 – $7,696	5.2x – 6.8x

Unaffected Share Price: $17.06

Bid Group Price Disclosure: $23.00

Bid Group Proposal Price: $24.25(5)

Source: Norse management, LTP Case, company filings and FactSet as of December 16, 2024.

Note: Implied share prices rounded to the nearest $0.05. Fully diluted shares outstanding include basic shares of ~165.0mm as well as full accelerated vesting of dilutive equity securities including options, PSUs and RSUs as of December 16, 2024 per Norse management. Reflects debt of $2,689mm and cash of $397mm as of Q3'24 per Norse management, except where otherwise noted. EBITDA unburdened by amortization of developer reimbursements. (1) High reflects Telsey; Low reflects UBS. (2) Assumes LTP Case. (3) Implied Share Price Values assume debt of $2,689mm as of Q3'24 per Norse management and cash of $677mm ($397mm as of Q3'24 per Norse management pro forma for $280mm of cash received in Q4'24 in connection with the amended program agreement with TD). (4) DCF valuation date of November 2, 2024. Assumes mid-year discounting and LTP Case. (5) Excludes one-time special dividend of up to $0.25 per share and "stub period" dividend based on $0.19 quarterly dividend.

7

PRELIMINARY & CONFIDENTIAL LTP Case (December 2024) 1,169 1,521 1,406 1,340 1,179 1,276 1,171 1,138 1,153 1,106 1,455 FY2028E FY2027E FY2026E FY2025E FY2024E FY2023A FY2022A FY2019A 8.9% 7.9% 7.7% 7.8% 8.4% 7.5% 8.5% 8.6% 7.8% 7.1% 9.4% 567 569 543 784 502 554 542 674 769 876 989 Margin FY2019A (% of Revenue): 5.1% FY2028E FY2027E FY2026E FY2025E FY2024E FY2023A FY2022A 5.8% 5.3% 3.5% 4.9% 3.8% 4.4% 3.7% 3.7% 3.9% 3.2% (1%) +19% +42% 14,693 15,524 15,530 14,885 14,766 15,173 15,272 15,494 15,819 16,433 17,074 (1%) +1% +2% 8 LTP Case vs. Consensus Historical Consensus Sources: Capital IQ as of December 16, 2024; LTP Case; Company Filings Note: 1. Adds back all depreciation and amortization including amortization of developer reimbursements Margin (% of Revenue): FY2023A FY2022A FY2019A (5.4%) 5.0% Growth: (2.1%) Adj. EBIT ($MM) Adj. EBITDA ($MM) (1) Total Revenue ($MM) NORSE’S LTP CASE VS. STREET PROJECTIONS Actual Performance Projections FY’24E – FY26E CAGR 2.0% 3.5% (0.1%) 8.5% (1.0%) 19.1%

PRELIMINARY & CONFIDENTIAL SUPPLEMENTARY MATERIALS 9

PRELIMINARY & CONFIDENTIAL 10 SUPPLEMENTARY MATERIALS A Morgan Stanley Supporting Valuation Analysis B Centerview Supporting Valuation Analysis C Investor Perspectives on Norse's Valuation Multiple

PRELIMINARY & CONFIDENTIAL APPENDIX A MORGAN STANLEY SUPPORTING VALUATION ANALYSIS 11

PRELIMINARY & CONFIDENTIAL

Morgan Stanley

COMPARABLE COMPANY ANALYSIS

	CY'23A – CY'25E Revenue CAGR (%)	CY'23A – CY'25E EBITDA CAGR (%) (1)	CY2024E EBITDA Margin (%) (1)	CY2024E EBIT Margin (%)	CY2024E AV / EBITDA (x) (1)(2)	CY2025E AV / EBITDA (x) (1)(2)	CY2024E P / E (x)	CY2025E P / E (x)
Norse Current *Consensus*	1.6%	1.1%	7.9%	3.7%	5.2x	5.2x	11.7x	11.5x
Norse Current *Management LTP*	1.9%	5.2%	7.7%	3.7%	5.4x	4.8x	11.0x	8.3x
Norse Unaffected *Consensus* (3)	0.8%	(1.2%)	7.5%	3.5%	4.7x	4.6x	9.4x	8.6x
Norse Unaffected *Management LTP* (3)	1.5%	5.4%	8.1%	4.0%	4.4x	4.1x	8.8x	7.5x
KOHL'S	(4.7%)	(8.7%)	8.1%	3.2%	5.2x	5.2x	10.9x	10.3x
macy's (4)	0.6%	(4.3%)	8.6%	4.7%	3.9x	3.9x	6.3x	6.3x

Sources: Capital IQ as of December 16, 2024; LTP Case

Notes:

1. Norse figures add back all depreciation and amortization including amortization of developer reimbursements
2. Norse Current reflects $2,689MM of debt as of fiscal Q3 2024 and $677MM of cash comprised of the Company's cash balance of $397MM as of fiscal Q3 2024 plus $280MM of incremental cash received in connection with the TD program agreement amendment in November 2024 per Norse Management; Norse Current fully diluted share count of ~174.9MM provided by Norse Management and reflects ~165.0MM basic shares outstanding as of December 16, 2024 and accelerated vesting of outstanding dilutive securities, including ~0.7MM options, ~1.5MM PSUs, and ~7.6MM RSUs
3. Represents Norse as of unaffected date of March 18, 2024
4. Represents Macy's as of unaffected date of December 8, 2023

12

PRELIMINARY & CONFIDENTIAL

Morgan Stanley

ANALYST PRICE TARGETS

For Reference Only

Firm Name	Rating	Price Target	Date	Disclosed Valuation Details
Morningstar	Buy	$38.50	12/5/2024	Discounted Cash Flow
Telsey	Hold	$26.00	11/27/2024	12.3x 2026E EPS
Gordon Haskett	Hold	$25.00	11/27/2024	~11.0x FY2025E EPS
Citi	Hold	$25.00	11/26/2024	~5x FY2024E AV / EBITDA
TD Cowen	Hold	$25.00	11/27/2024	FY25 EPS of $2.05 and 12x P/E.
Goldman Sachs	Hold	$24.00	11/26/2024	4.75x 2Y Forward EV/EBITDA
Jefferies	Hold	$23.00	11/27/2024	11.5x FY2025 P/E
Barclays	Hold	$23.00	11/26/2024	11.0x NTM P/E Based on CY2026 EPS
Bank of America	Sell	$22.00	11/27/2024	22.5x AV/EBITDA FY2025E
Evercore	Hold	$22.00	11/26/2024	10.0x 2026 EPS
BMO	Hold	$22.00	11/29/2024	~10.0x FY2025 EPS
JP Morgan	Sell	$21.00	11/26/2024	~4.3x 2026E EBITDA
UBS	Sell	$14.50	11/27/2024	~0.3x 2026E AV / Sales
Guggenheim	Hold	NA	11/27/2024	NA
William Blair	Hold	NA	12/9/2024	NA
KeyBanc	Hold	NA	12/2/2024	12.2x 2025E P/E & 6.8x 2025E AV / EBITDA
Morgan Stanley	NA	NA	11/27/2024	NA
Median (1)		**$23.00**	**$20.12** (2)	
Mean (1)		**$22.65**	**$19.81** (2)	

Excluded Brokers with Revised Price Targets Based on Transaction-related News

Source: Wall Street Equity Research as of December 16, 2024

Notes:

1. Morningstar, KeyBanc, Barclays, Jefferies and Morgan Stanley Price Target excluded from median and mean calculations
2. Represents present value share price discounted using Morgan Stanley's estimated cost of equity of Norse of 14.3% as of December 16, 2014

13

PRELIMINARY & CONFIDENTIAL

Morgan Stanley

ILLUSTRATIVE DISCOUNTED EQUITY VALUE | LTP CASE

Future Share Price (Incl. Dividends) [1]

$MM / Share


$17.06
$27.04
$21.57
$16.10
$31.54
$25.80
$20.05
Current
2024E
2025E

Present Value of Future Share Price (Incl. Dividends) [1] [2]

$MM / Share


$17.06
$26.15
$20.86
$15.57
$26.77
$21.91
$17.05
Current
2024E
2025E

3.50x NTM Adj. EBITDA — 4.25x NTM Adj. EBITDA — 5.00x NTM Adj. EBITDA

	AV / NTM Adj. EBITDA of 3.50x		AV / NTM Adj. EBITDA of 4.25x		AV / NTM Adj. EBITDA of 5.00x	
	2024E	2025E	2024E	2025E	2024E	2025E
AV / NTM Adj. EBITDA Multiple	3.5x	3.5x	4.3x	4.3x	5.0x	5.0x
(x) NTM Adj. EBITDA	1,276	1,340	1,276	1,340	1,276	1,340
Future Aggregate Value	**4,467**	**4,690**	**5,424**	**5,695**	**6,381**	**6,701**
(-) Net Debt	(1,777)	(1,442)	(1,777)	(1,442)	(1,777)	(1,442)
Future Equity Value	**2,690**	**3,248**	**3,647**	**4,253**	**4,604**	**5,259**
FDSO [1]	175	175	175	175	175	175
Future Share Price ($USD)	**$15.38**	**$18.57**	**$20.85**	**$24.32**	**$26.32**	**$30.06**
Future Share Price Incl. Dividends	**$16.10**	**$20.05**	**$21.57**	**$25.80**	**$27.04**	**$31.54**
Periods	0.25	1.25	0.25	1.25	0.25	1.25
Discount Factor [2]	0.97	0.85	0.97	0.85	0.97	0.85
Discounted Share Price ($USD)	**$14.87**	**$15.71**	**$20.16**	**$20.57**	**$25.46**	**$25.43**
Discounted Share Price Incl. Dividends	**$15.57**	**$17.05**	**$20.86**	**$21.91**	**$26.15**	**$26.77**
Premium / (Discount) to Unaffected 30D VWAP ($19.08)	*(18.4%)*	*(10.6%)*	*9.3%*	*14.8%*	*37.1%*	*40.3%*
Premium / (Discount) to Unaffected ($17.06) [3]	*(8.7%)*	*(0.1%)*	*22.3%*	*28.4%*	*53.3%*	*56.9%*
Premium / (Discount) to Current ($23.35) [3]	*(33.3%)*	*(27.0%)*	*(10.7%)*	*(6.2%)*	*12.0%*	*14.6%*

Denotes range on FBF

Sources: Capital IQ as of December 16, 2024; LTP Case

Notes:

1. Calculated as NTM EBITDA multiplied by illustrative Adj. EBITDA multiple subtracted by projected net debt divided by fully diluted share count of ~174.9MM (provided by Norse Management) which reflects ~165.0MM basic shares outstanding as of December 16, 2024 and accelerated vesting of outstanding dilutive securities, including ~0.7MM options, ~1.5MM PSUs, and ~7.6MM RSUs; inclusive of future value of cumulative dividends per share discounted to present value
2. Discounted to October 31, 2024 valuation date at 14.3% cost of equity of Norse as of December 16, 2024
3. Market data as of unaffected date of March 18, 2024; Current share price as of December 16, 2024

14

PRELIMINARY & CONFIDENTIAL

Morgan Stanley

ILLUSTRATIVE DISCOUNTED EQUITY VALUE | CONSENSUS

For Reference Only

Future Share Price (Incl. Dividends) [1]

$MM / Share


$17.06
$25.73
$20.68
$15.62
$27.64
$22.63
$17.61
Current
2024E
2025E

Present Value of Future Share Price (Incl. Dividends) [1][2]

$MM / Share


$17.06
$24.89
$20.00
$15.11
$23.47
$19.23
$14.99
Current
2024E
2025E

3.50x NTM Adj. EBITDA — 4.25x NTM Adj. EBITDA — 5.00x NTM Adj. EBITDA

	AV / NTM Adj. EBITDA of 3.50x		AV / NTM Adj. EBITDA of 4.25x		AV / NTM Adj. EBITDA of 5.00x	
	2024E	2025E	2024E	2025E	2024E	2025E
AV / NTM Adj. EBITDA Multiple	3.5x	3.5x	4.3x	4.3x	5.0x	5.0x
(x) NTM Adj. EBITDA	1,179	1,169	1,179	1,169	1,179	1,169
Future Aggregate Value	**4,127**	**4,092**	**5,011**	**4,968**	**5,895**	**5,845**
(-) Net Debt	(1,520)	(1,170)	(1,520)	(1,170)	(1,520)	(1,170)
Future Equity Value	**2,607**	**2,921**	**3,491**	**3,798**	**4,375**	**4,675**
FDSO [1]	175	175	175	175	175	175
Future Share Price ($USD)	**$14.90**	**$16.70**	**$19.96**	**$21.71**	**$25.01**	**$26.73**
Future Share Price Incl. Dividends	**$15.62**	**$17.61**	**$20.68**	**$22.63**	**$25.73**	**$27.64**
Periods	0.25	1.25	0.25	1.25	0.25	1.25
Discount Factor [2]	0.97	0.85	0.97	0.85	0.97	0.85
Discounted Share Price ($USD)	**$14.41**	**$14.13**	**$19.30**	**$18.37**	**$24.19**	**$22.61**
Discounted Share Price Incl. Dividends	**$15.11**	**$14.99**	**$20.00**	**$19.23**	**$24.89**	**$23.47**
Premium / (Discount) to Unaffected 30D VWAP ($19.08)	*(20.8%)*	*(21.5%)*	*4.8%*	*0.8%*	*30.4%*	*23.0%*
Premium / (Discount) to Unaffected ($17.06) [3]	*(11.4%)*	*(12.2%)*	*17.2%*	*12.7%*	*45.9%*	*37.5%*
Premium / (Discount) to Current ($23.35) [3]	*(35.3%)*	*(35.8%)*	*(14.4%)*	*(17.7%)*	*6.6%*	*0.5%*

Denotes range on FBF

Source: Capital IQ as of December 16, 2024; Capital IQ consensus estimates as of December 16, 2024

Notes:

1. Calculated as NTM EBITDA multiplied by illustrative Adj. EBITDA multiple subtracted by projected net debt divided by fully diluted share count of ~174.9MM (provided by Norse Management) which reflects ~165.0MM basic shares outstanding as of December 16, 2024 and accelerated vesting of outstanding dilutive securities, including ~0.7MM options, ~1.5MM PSUs, and ~7.6MM RSUs; inclusive of future value of cumulative dividends per share discounted to present value
2. Discounted to October 31, 2024 valuation date at 14.3% cost of equity of Norse as of December 16, 2024
3. Market data as of unaffected date of March 18, 2024; Current share price as of December 16, 2024

15

PRELIMINARY & CONFIDENTIAL

Morgan Stanley

ILLUSTRATIVE DISCOUNTED CASH FLOW ANALYSIS | LTP CASE

Key Assumptions

- October 31, 2024 valuation date
- Financials presented on January-ending fiscal year
- 4.25-year DCF using mid-year discounting convention
- WACC range of ~8.7% - 9.7%
- Illustrative effective tax rate in years FY24E-FY28E of 27% per Norse management
- Terminal year assumptions [1]:
  - D&A equal to terminal year CapEx
  - Increase in NWC calculated from a 2% revenue growth into perpetuity

Unlevered Free Cash Flow Forecast [1]

$MM, unless otherwise noted

FYE February 3	Q4 2024E	2025E	2026E	2027E	2028E	Terminal
Revenue	4,074	15,272	15,819	16,433	17,074	17,074
% Growth		3.4%	3.6%	3.9%	3.9%	
Adjusted EBITDA	367	1,276	1,340	1,406	1,521	1,521
% Margin	9.0%	8.4%	8.5%	8.6%	8.9%	8.9%
(-) D&A	(131)	(552)	(531)	(493)	(497)	(469)
(-) Amort. Of Developer Reimbursements	(14)	(50)	(40)	(37)	(35)	(35)
EBIT	222	674	769	876	989	1,017
% Margin	5%	4%	5%	5%	6%	6%
(-) Tax Expense	(61)	(182)	(208)	(236)	(267)	(275)
% Effective Tax Rate	27%	27%	27%	27%	27%	27%
(+) D&A	131	552	531	493	497	469
(+) Amort. Of Developer Reimbursements	14	50	40	37	35	35
(+) Right of Use Asset Amort.	47	187	191	196	202	202
(+) (Increase) / Decrease in Lease Liabilities	(67)	(267)	(272)	(279)	(288)	(288)
(+) (Increase) / Decrease in NWC	371	(104)	(51)	(49)	(28)	(15)
(-) CapEx	(179)	(430)	(435)	(452)	(469)	(469)
Unlevered Free Cash Flow	479	481	566	584	671	676
% Free Cash Flow Conversion [2]	130%	38%	42%	42%	44%	44%

Implied Share Price

Terminal EBITDA Exit Multiple		3.50x			4.25x			5.00x	
Discount Rate	8.7%	9.2%	9.7%	8.7%	9.2%	9.7%	8.7%	9.2%	9.7%
Present Value of:									
Forecasted Free Cash Flow	2,370	2,349	2,328	2,370	2,349	2,328	2,370	2,349	2,328
Terminal Value	3,734	3,658	3,584	4,535	4,442	4,352	5,335	5,226	5,121
Implied Aggregate Value	6,104	6,007	5,912	6,904	6,791	6,680	7,704	7,575	7,449
(-) Net Debt [3]	(2,292)	(2,292)	(2,292)	(2,292)	(2,292)	(2,292)	(2,292)	(2,292)	(2,292)
Implied Equity Value	3,812	3,715	3,620	4,612	4,499	4,388	5,412	5,283	5,156
Fully Diluted Shares [4]	175	175	175	175	175	175	175	175	175
Implied Price Per Share ($USD)	$21.79	$21.24	$20.70	$26.37	$25.72	$25.09	$30.94	$30.20	$29.48
Implied Perpetuity Growth Rate	(4%)	(4%)	(3%)	(2%)	(2%)	(1%)	(1%)	(0%)	0%
% Premium / (Discount) to Current [5]	(7%)	(9%)	(11%)	13%	10%	7%	33%	29%	26%
% Premium / (Discount) to Unaffected [6]	28%	24%	21%	55%	51%	47%	81%	77%	73%
Implied AV / 2024E EBITDA	5.4x	5.3x	5.2x	6.1x	6.0x	5.9x	6.8x	6.7x	6.5x
Implied AV / 2025E EBITDA	4.8x	4.7x	4.6x	5.4x	5.3x	5.2x	6.0x	5.9x	5.8x

Denotes range on FBF

Source: LTP Case

Notes:

1. Terminal LTM EBITDA assumes 3.9% terminal revenue growth; 8.9% terminal EBITDA margin
2. Free Cash Flow Conversion represents Unlevered Free Cash Flow divided by Adjusted EBITDA
3. Reflects $2,689MM of debt as of fiscal Q3 2024 and $397MM of cash as of fiscal Q3 2024 per Norse Management
4. Fully diluted share count of ~174.9MM provided by Norse Management and reflects ~165.0MM basic shares outstanding as of December 16, 2024 and accelerated vesting of outstanding dilutive securities, including ~0.7MM options, ~1.5MM PSUs, and ~7.6MM RSUs
5. Unaffected date as of March 18, 2024
6. Current market data as of December 16, 2024

16

PRELIMINARY & CONFIDENTIAL Target Exit Multiple IRR 3.5x 3.9x 4.3x 4.6x 5.0x 17.5% $22.69 $23.67 $24.65 $25.63 $26.60 18.8% $22.40 $23.33 $24.27 $25.20 $26.14 20.0% $22.12 $23.01 $23.91 $24.80 $25.69 21.3% $21.85 $22.71 $23.56 $24.42 $25.27 22.5% $21.60 $22.42 $23.24 $24.06 $24.88 Total (%) Amount ($) Multiple (x) Uses Total (%) Amount ($) Multiple (x) Sources 58% $4,016 3.1x Company Equity Value 39% $2,690 2.1x Rollover of Existing Debt New Transaction Debt 0.4x $450 6% Cash on Balance Sheet 0.7x $830 12% Nordstrom Family Equity Rollover 0.9x $1,209 17% Liverpool Equity Rollover 0.3x $382 5% New Sponsor Equity (5) 1.1x $1,411 20% Total Sources 5.5x $6,972 100% 39% 2,690 2.1x Company Existing Debt 1% 100 0.1x Minimum Cash 2% 125 0.1x Estimated Transaction Fees Special Dividend 0.0x 41 1% Total Uses 5.5x $6,972 100% Key Assumptions • Offer price ($24.25 / share) (1) • Incremental $450MM in transaction debt (2) • Assumes incremental $450MM in transaction debt paid off in FY2025 (~83%) and FY2026 (17%) (3) • Assumes ~$66MM per year in Employee Incentive Plan payments starting FY2025 (3) • Assumes pro forma public company cost impact to SG&A of (~$3MM) in FY2025 and FY2026 and of ~$8MM in FY2027 and FY2028 (3) • Min cash of $100MM • Assumes all excess cash flows paid out to Bid Group as dividends • Assumes Family and Liverpool roll current equity stakes • Effective tax rate of 27% • 4.25 - year hold, with illustrative closing date of Q3 2024 • Entry Multiple based on NTM EBITDA of $1.3Bn (4) • NTM Exit EBITDA of $1.6Bn Illustrative Sources and Uses $MM, unless otherwise noted 17 ILLUSTRATIVE LEVERAGED BUYOUT ANALYSIS | LTP CASE Sources: Capital IQ as of December 16, 2024; LTP Case Notes: 1. Reflects latest Bid Group offer received on October 17, 2024 unless otherwise stated; assumes full diluted share count of ~165.6MM, inclusive of ~165.0MM of basic shares as of December 16, 2024 per Norse Management plus vesting of ~0.6MM of options through February 2025; the remaining unvested RSUs and options are assumed to convert to cash compensation consistent with the Bid Group’s proposal on October 17, 2024 2. Incremental $450MM assumed draw from ABL at an assumed rate of SOFR + 150 bps based on draft commitment letters 3. Based on December 2024 Norse Rating Agency Presentation assumptions; pro forma public company cost impact to SG&A in 2025 and 2026 includes $10MM of incremental credit card costs 4. Reflects $2,689MM of debt as of fiscal Q3 2024 and $397MM of cash as of fiscal Q3 2024 per Norse Management 5. Includes total new equity contributions from Family and Liverpool; includes Liverpool Loan to Parent SPV for new equity contribution; assumes incremental purchase equity on updated share count vs. October 17, 2024 offer funded via SPV loan Exit Multiple / Target IRR Implied $ per Share Entry = Exit for 17.5 - 22.5% IRR Denotes range on FBF A 20% Internal Rate of Return Implies an $24 Entry Price (~4.9x Entry Multiple) Morgan Stanley

PRELIMINARY & CONFIDENTIAL

Morgan Stanley

ILLUSTRATIVE WEIGHTED AVERAGE COST OF CAPITAL ANALYSIS

Key Assumptions

- Cost of Equity: Calculated using the Capital Asset Pricing Model
- Risk Free Rate: Based on 10-year U.S. Treasury as of current market date of December 16, 2024
- Predicted Beta: Predicted U.S. Local Beta per Barra as of unaffected date of March 18, 2024
- Cost of Debt: Norse's current weighted average cost of debt
- Tax Rate: Implied long-term tax rate of 27% as provided in LTP Case
- Capital Structure: Norse's current debt / total capitalization ratio [(1)]

		WACC Calculation		
Assumption	**Notes**	**Base**	**Low**	**High**
Risk Free Rate (R_f)	Spot Rate on 10-Year U.S. Treasury as of 12/16/2024	4.4%	4.4%	4.4%
Market Risk Premium (MRP)	Morgan Stanley Estimated Market Risk Premium	6.0%	6.0%	6.0%
Predicted Beta	Predicted U.S. Local Beta per Barra	1.66	1.66	1.66
Sensitivity Adjustment	+/- 1.0% from Base		(1.0%)	1.0%
Cost of Equity (K_E)	**Calculated Using the Capital Asset Pricing Model**	**14.3%**	**13.3%**	**15.3%**
Pre-tax Cost of Debt (K_D)	Weighted Average Cost of Debt	4.9%	4.9%	4.9%
Tax Rate (t)	Per Management Guidance	27.0%	27.0%	27.0%
Post-tax Cost of Debt (K_D)		**3.5%**	**3.5%**	**3.5%**
Debt / Total Capitalization	Based on Current Capital Structure	47.4%	47.4%	47.4%
Weighted Average Cost of Capital (WACC)	**KE * E/(D+E) + KD * (1-t) * D/(D+E)**	**9.2%**	**8.7%**	**9.7%**

Sources: Company filings, Capital IQ as of unaffected date of March 18, 2024 and current market date of December 16, 2024 for Risk Free Rate
Note:
1. Debt as of October 31, 2024 provided by Norse management and market value of Norse equity as of unaffected date of March 18, 2024

18

PRELIMINARY & CONFIDENTIAL APPENDIX B CENTERVIEW SUPPORTING VALUATION ANALYSIS 19

PRELIMINARY & CONFIDENTIAL

Centerview

NORSE COMPARABLE COMPANIES ANALYSIS

Selected Department Store Peers

Company	Share Price	% of 52-Wk. High	Market Cap	Aggregate Value	AV / Adj. EBITDA[1] 2024E	AV / Adj. EBITDA[1] 2025E	'23A - '25E CAGR Revenue	'23A - '25E CAGR EBITDA[1,2]	'23A - '25E CAGR EBIT[2]	EBIT Margin[3] 2024E	EBIT Margin[3] 2025E	Gross Leverage[4]	Net Leverage[4]
Macy's	$16.72	(22.4%)	$4,787	$7,339	3.8x	3.9x	(2.1%)	(9.5%)	(15.2%)	4.6%	4.6%	1.6x	1.4x
Kohl's	14.31	(51.3%)	1,664	6,387	5.2x	5.2x	(4.7%)	(8.7%)	(16.0%)	3.2%	3.4%	3.9x	3.7x
Peer Median					**4.5x**	**4.5x**	**(3.4%)**	**(9.1%)**	**(15.6%)**	**3.9%**	**4.0%**	**2.7x**	**2.6x**
Memo: Dillard's	*$426.36*	*(10.3%)*	*6,781*	*6,193*	*7.0x*	*8.6x*	*(2.2%)*	*(19.2%)*	*(19.6%)*	*10.9%*	*9.1%*	*0.6x*	*(0.6x)*
Current[5]													
Norse (Cons.)	**$23.35**	**(6.2%)**	**4,083**	**6,095**	**5.2x**	**5.2x**	**1.6%**	**1.1%**	**0.2%**	**3.7%**	**3.8%**	**2.3x**	**2.0x**
Norse (LTP Case)	**$23.35**	**(6.2%)**	**4,083**	**6,095**	**5.4x**	**4.8x**	**1.9%**	**5.2%**	**9.0%**	**3.7%**	**4.4%**	**2.3x**	**2.0x**
Unaffected[6]													
Norse (Cons.)	**$17.06**	**(26.8%)**	**2,891**	**5,202**	**4.7x**	**4.6x**	**0.8%**	**(1.2%)**	**(2.5%)**	**3.5%**	**3.6%**	**2.3x**	**2.0x**
Norse (LTP Case)	**$17.06**	**(26.8%)**	**2,891**	**5,202**	**4.4x**	**4.1x**	**1.6%**	**5.4%**	**8.5%**	**3.9%**	**4.4%**	**2.3x**	**2.0x**

Source: Norse management, LTP Case, company filings, FactSet and Capital IQ as of December 16, 2024.
Note: Dollars in millions except per share figures. Reflects fiscal years.
(1) Norse EBITDA figures add back amortization of developer reimbursement.
(2) EBIT and EBITDA reflect adjusted figures.
(3) EBIT margin shown as % of total revenue.
(4) Debt figures do not include operating leases, but include finance leases and LTM EBITDA does not add back rent.
(5) Norse Current figures pro forma for $280mm of cash received in Q4'24 in connection with the amended program agreement with TD.
(6) Reflects Norse share price, capitalization, consensus estimates and Management projections as of unaffected date of March 18, 2024. November 2023 LTP Case reviewed by the Board.

20

PRELIMINARY & CONFIDENTIAL 21 DISCOUNTED CASH FLOW ANALYSIS Assumes LTP Case Source: LTP Case, Norse management and Wall Street research. Note: Dollars in millions, except per share amounts and where otherwise noted. Share prices rounded to nearest $0.10. Assumes valuation date and balance sheet information as of November 2, 2024. Reflects fiscal periods. Reflects debt of $2,689mm and cash of $397mm as of Q3’24 per Norse management. Fully diluted shares outstanding include basic shares of ~165.0mm as well as full accelerated vesting of dilutive equity securities including options, PSUs and RSUs as of December 16, 2024 per Norse management. (1) (2) (3) (4) LTP Case. Represents normalized depreciation & net working capital. Change in net working capital reflects midpoint of perpetuity growth rate range. EBITDA unburdened by amortization of developer reimbursements. Reflects sum of Right - of - Use Asset Amortization and Change in Lease Liabilities. Unlevered Free Cash Flow Detail Perpetuity Growth Rate Method Centerview Projection Period (1) Terminal (2) 2028E 2027E 2026E 2025E Q4'24 $16,525 $16,525 $15,910 $15,319 $14,792 $3,967 Net Sales $1,521 $1,521 $1,406 $1,340 $1,276 $367 EBITDA (3) (469) (532) (530) (571) (602) (145) ( - ) Total D&A (284) (267) (236) (208) (182) (61) ( - ) Taxes $768 $722 $639 $561 $492 $162 NOPAT 469 497 493 531 552 131 (+) D&A, Net – 35 37 40 50 14 (+) Developer Reimbursement Amort. (86) (86) (83) (81) (80) (20) ( - ) Cash Lease Expense Adj. (4) (15) (28) (49) (51) (104) 371 ( - /+) Δ in NWC (469) (469) (452) (435) (430) (179) ( - ) Capex $667 $671 $584 $566 $481 $479 Unlevered FCF Implied Share Price Implied Terminal LTM EBITDA Multiple Perpetuity Growth Rate 1.5% 2.0% 2.5% $27.60 $29.10 $30.80 $24.00 $25.20 $26.50 Perpetuity Growth Rate 1.5% 2.0% 2.5% 5.0x 5.2x 5.5x 4.5x 4.7x 5.0x WACC 11.00% 12.00% 13.00% $21.00 $21.90 $23.00 4.1x 4.3x 4.5x

PRELIMINARY & CONFIDENTIAL 22 0.95 Unlevered Beta (7) 60% Debt / Equity (8) 1.37 Levered Beta (9) 7.17% Historical Risk Premium (10) 0.95% Size Premium (11) 15.6% Cost of Equity (12) 7.75% Pre - Tax Cost of Debt (13) 27.0% Tax Rate (14) 5.7% After - Tax Cost of Debt Peer - Based WACC Risk - Free Rate (6) 4.82% WACC (15) 11.9% D / (D+E) 37.6% E / (D+E) 62.4% ILLUSTRATIVE WACC ANALYSIS Source: Company filings, Kroll, Bloomberg and FactSet as of December 16, 2024, except where otherwise noted. Note: U.S. dollars in millions. (1) Represents two - year weekly beta (based on local index) per Bloomberg. (2) Calculated as (Levered Beta / (1 + ((1 - Tax Rate) * Debt / Equity)). (3) Figures exclude finance leases. (4) Reflects Norse figures as of September 3, 2024. (5) Reflects Norse figures as of March 18, 2024. (6) Reflects U.S. 20 - year treasury note yield updated as of December 19, 2024. (7) Reflects Macy’s unlevered beta. (8) Reflects Macy’s debt / equity. (9) Reflects the levering of Macy’s unlevered beta at Macy’s debt / equity ratio. Levered Beta = (Unlevered Beta) * (1 + (1 - Tax Rate) * (Debt / Equity)). (10) Reflects U.S. Long - Horizon Equity Risk Premium per Kroll. (11) Reflects size premium per Kroll Valuation Handbook. (12) Calculated as Risk - Free Rate + (Historical Risk Premium * Levered Beta) + Size Premium. (13) Assumes illustrative cost of debt based on trading yields on bonds for Norse and selected peers. (14) Reflects Norse management long - term tax rate. (15) WACC equals ((Debt/Capitalization) * After - Tax Cost of Debt) + (Equity/Capitalization * Levered Cost of Equity)). Centerview WACC Analysis Beta Levered (1) Unlevered (2) Market Cap. Debt / Equity Company Debt (3) 60% 2,890 4,787 0.95 1.39 Macy's 137% 2,284 1,664 0.59 1.20 Kohl's 66% $2,689 $4,083 1.00 1.48 Norse - Current 68% $2,689 $3,983 1.26 1.88 Norse - Price Disclosure (4 102% $2,939 $2,891 1.11 1.94 Norse - Unaffected (5) 13.2% 12.9% 12.6% 12.3% 11.9% 11.6% 13.0% 12.7% 12.4% 12.1% 11.8% 11.4% 12.9% 12.5% 12.2% 11.9% 11.6% 11.3% 12.7% 12.4% 12.1% 11.8% 11.5% 11.2% WACC Sensitivity Analysis (Peer - Based) (15) Debt / Cap. Debt / Unlevered Beta Equity 0.90 0.95 1.00 1.05 1.10 1.15 33% 50% 43% 75% 50% 100% 56% 125%

PRELIMINARY & CONFIDENTIAL 23 0.50 0.60 0.80 0.70 0.90 1.00 1.10 1.20 1.30 1.40 1.50 Dec - 22 Mar - 23 Jun - 23 Sep - 23 Dec - 23 Mar - 24 Jun - 24 Sep - 24 Dec - 24 BETAS OVER TIME Source: Bloomberg as of December 16, 2024. Note: Represents two - year weekly beta based on the local index. (1) Reflects Norse unlevered beta as of March 18, 2024. (2) Reflects Norse unlevered beta as of September 3, 2024. Rolling Two - Year Weekly Unlevered Beta – Last Two Years 1.00 0.94 0.58 Norse Macy’s Kohl’s 1.26 Pre - Price Disclosure (2) 2Y Avg: 1.16 2Y Avg.: 0.95 2Y Avg: 1.17 1.11 Unaffected (1) Centerview

PRELIMINARY & CONFIDENTIAL 24 SELECTED DEPARTMENT STORE BOND YIELDS Source: FactSet as of December 16, 2024. Note: Dollars in millions. Reflects bonds with greater than $100mm principal balance outstanding for Norse and peers. (1) Represents ICE BofA US High Yield (BB) index and ICE BofA US Issuers High Yield Retail index, respectively. Current US High Yield (BB) index yield of 6.15% and US High Yield Retail index yield of 7.33% (1) Amt. Maturity Issue YTW Out. Date Date 5.89% $350 03/2027 03/2017 5.84% $300 03/2028 03/1998 6.29% $500 04/2030 11/2019 6.31% $425 08/2031 07/2021 7.58% $149 01/2038 12/2007 7.35% $966 01/2044 06/2014 Amt. Maturity Issue YTW Out. Date Date 6.34% $326 04/2029 03/2021 6.68% $425 03/2030 03/2022 7.01% $425 03/2032 03/2022 8.56% $181 07/2034 07/2020 6.64% $367 12/2034 11/2014 7.59% $193 03/2037 03/2007 7.52% $250 01/2042 01/2012 7.19% $250 02/2043 11/2012 YTW Amt. Out. Maturity Issue Date 5.84% $353 07/2025 07/2015 8.81% $500 05/2031 03/2021 10.70% $112 01/2033 11/2002 10.43% $101 12/2037 09/2007 9.39% $427 07/2045 07/2015 Norse Macy's Kohl's Centerview

PRELIMINARY & CONFIDENTIAL 25 PRECEDENT INDUSTRY TRANSACTIONS Selected U.S. Department Store Transactions Source: Company filings, FactSet and Wall Street research. Note: Dollars in billions. (1) Based on Wall Street broker estimates for CY 2024. AV / LTM EBITDA AV / LTM Revenue Aggregate Value Acquiror Announcement Date Target 6.3x 0.68x $2.8 Sycamore Partners Aug - 15 Belk 9.1x 1.31x 6.1 CPPIB & Ares Sep - 13 Neiman Marcus 10.9x 0.91x 2.9 HBC Jul - 13 Saks 9.1x 0.91x 2.9 Median 8.8x 0.97x 3.9 Average Memo - Unconsumated Transactions Jul - 24 Neiman Marcus HBC Jun - 24 Macy's Arkhouse & Brigade $2.7 ~0.6x ~8.6x 9.2 0.39x 4.2x Macy’s Board unanimously determined that the proposal remains non - actionable and fails to provide compelling value to Macy’s shareholders Transaction remains contingent on additional financing (1) (1) (Proposal Date) Centerview

PRELIMINARY & CONFIDENTIAL 26 Disclosed Valuation Details Date Price Target Rating Firm Name Discounted Cash Flow 12/5/2024 $38.50 Buy Morningstar 12.3x 2026E EPS 11/27/2024 $26.00 Hold Telsey ~11.0x FY2025E EPS 11/27/2024 $25.00 Hold Gordon Haskett ~5x FY2024E AV / EBITDA 11/26/2024 $25.00 Hold Citi FY25 EPS of $2.05 and 12x P/E. 11/27/2024 $25.00 Hold TD Cowen 4.75x 2Y Forward EV/EBITDA 11/26/2024 $24.00 Hold Goldman Sachs 11.5x FY2025 P/E 11/27/2024 $23.00 Hold Jefferies 11.0x NTM P/E Based on CY2026 EPS 11/26/2024 $23.00 Hold Barclays 22.5x AV/EBITDA FY2025E 11/27/2024 $22.00 Sell Bank of America 10.0x 2026 EPS 11/26/2024 $22.00 Hold Evercore ~10.0x FY2025 EPS 11/29/2024 $22.00 Hold BMO ~4.3x 2026E EBITDA 11/26/2024 $21.00 Sell JP Morgan ~0.3x 2026E AV / Sales 11/27/2024 $14.50 Sell UBS NA 11/27/2024 NA Hold Guggenheim NA 12/9/2024 NA Hold William Blair 12.2x 2025E P/E & 6.8x 2025E AV / EBITDA 12/2/2024 NA Hold KeyBanc NA 11/27/2024 NA NA Morgan Stanley $23.00 Median (1) $22.65 Mean (1) $19.81 (2) $20.12 (2) ILLUSTRATIVE ANALYST PRICE TARGETS Excluded Brokers with Revised Price Targets Based on Transaction - related News Analyst price targets above unaffected Norse share price of $17.06 and below current share price of $23.35 Source: Wall Street Equity Research, Market Data as of December 16, 2024. (1) Morningstar, KeyBanc, Barclays and Morgan Stanley price targets excluded from median and mean calculations. Centerview

PRELIMINARY & CONFIDENTIAL 27 2.0x 2.5x 3.0x 3.6x 3.5x 4.1x 4.0x 4.5x 5.2x 5.0x 5.5x 6.0x Dec - 22 Mar - 23 Jun - 23 Sep - 23 Dec - 23 Mar - 24 Jun - 24 Sep - 24 Dec - 24 MULTIPLES OVER TIME Source: Company filings, FactSet as of December 16, 2024. 3.9x +7.4% 5.5x +33.0% 5.2x +0.6% Norse Macy’s Kohl’s AV / NTM EBITDA Multiples – Last Two Years July 4, 2024: HBC / Neiman announced Median Peer NTM Multiple: 4.7x Dec. 8, 2023: Leak of buyout bid from Arkhouse Management & Brigade Capital of $21 per share Median Peer NTM Multiple: 4.9x March 19, 2024: Leak of Norse take - private Median Peer NTM Multiple: 4.9x Centerview

PRELIMINARY & CONFIDENTIAL 28 $0 $5 $10 $20 $16.34 $15 $25 $30 $35 Dec - 22 Mar - 23 Jun - 23 Sep - 23 Dec - 23 Mar - 24 Jun - 24 Sep - 24 Dec - 24 TWO - YEAR SHARE PRICE PERFORMANCE Source: FactSet as of December 16, 2024. Share Price Performance – Last Two Years $23.35 +42.9% +57.7% (18.0%) (44.9%) Norse Macy’s Kohl’s S&P 500 March 19, 2024: Leak of Norse take - private 1 - Day Share Price Reaction: +13.6% September 4, 2024: Norse 13 - D filed; formation of Bid Group and price disclosure 1 - Day Share Price Reaction: (0.2%) February 11, 2024: Special Committee formed May 3, 2024: Sycamore named in Norse take - private leak June 19, 2024: Process letter shared with E&P Centerview

PRELIMINARY & CONFIDENTIAL APPENDIX C INVESTOR PERSPECTIVES ON NORSE'S VALUATION MULTIPLE 29

PRELIMINARY & CONFIDENTIAL 30 Off - Price Retail Kohl's Macy's Current (12/8/2023) Norse Current (3/18/2024) 38.6% (49.3%) (15.2%) (24.3%) 33.0% 3.0% L1Y ∆ 50.3% (44.9%) (18.0%) (36.4%) 42.9% (36.5%) L2Y ∆ 37.2% (70.9%) (33.1%) 51.0% 14.3% (59.9%) L3Y ∆ 31.1% (71.3%) 7.0% (45.1%) (39.9%) (61.4%) L5Y ∆ Norse reports Q3 FY2024 earnings aftermarket; Shares fall (1.1%) on the day 0 50 100 150 200 250 Dec - 19 Jun - 20 Dec - 20 Jun - 21 Dec - 21 Jun - 22 Dec - 22 Jun - 23 Dec - 23 (39.9%) (71.3%) +7.0% SECTOR SHARE PRICE PERFORMANCE OVER TIME Source: Capital IQ as of December 16, 2024 Notes: 1. Represents Norse as of unaffected date of March 18, 2024 2. Market data as of December 16, 2024 3. Represents Macy’s as of unaffected date of December 8, 2023 4. Off - Price Retail Peers include ROST, TJX and BURL Share Price Performance Over Time Indexed to 100; Since December 16, 2019 300 (3) Macy's Unaffected Norse Unaffected (1) (4) Post Norse Unaffected Period To Current (2) May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; Share Price increased +5.1% day after earnings January 22, 2024: Macy’s announces it will not enter into an agreement with Arkhouse and Brigade March 18, 2024: Norse unaffected share price of $17.06 Jun - 24 Dec - 24 July 3, 2024: Saks parent HBC announced it will acquire Neiman Marcus in a $2.65Bn deal December 8, 2023: Macy’s unaffected share price of $17.39 August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket; Share Price increased +4.2% day after earnings July 15, 2024 Macy’s terminates discussions with Arkhouse November 26, 2024: and Brigade

PRELIMINARY & CONFIDENTIAL

SECTOR VALUATION MULTIPLES OVER TIME

AV / NTM EBITDA Over Time

Since December 16, 2019



12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
5.4x
5.0x
4.3x
Dec-19
Jun-20
Dec-20
Jun-21
Dec-21
Jun-22
Dec-22
Jun-23
Dec-23
Jun-24
Dec-24
5.5x
5.2x
3.9x
January 21, 2022: Kohl's unaffected multiple of 4.0x
January 24, 2022: News of takeover offer; Kohl's affected multiple of 5.1x
November 17, 2022: Kohl's announces they will not engage in transformative transactions; multiple of 5.6x
December 8, 2023: Macy's unaffected multiple of 3.7x
March 18, 2024: Norse unaffected multiple of 4.7x
May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket; multiple of 5.1x
August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket; multiple of 5.5x
November 26, 2024: Norse reports Q3 FY2024 earnings aftermarket; multiple of 5.4x
July 3, 2024: Saks parent HBC announced it will acquire Neiman Marcus in a $2.65Bn deal

	Norse Unaffected [1] (3/18/2024)	Norse Current [2]	Macy's Unaffected [3] (12/8/2023)	Macy's Current	Kohl's	Off-Price Retail [4]
Today	4.7x	5.5x	3.7x	3.9x	5.2x	16.2x
L1Y Avg.	4.4x	5.2x	3.1x	3.6x	5.2x	15.3x
L2Y Avg.	4.4x	5.2x	3.2x	3.3x	5.2x	14.6x
L3Y Avg.	5.0x	5.0x	3.8x	3.3x	5.0x	13.8x
L5Y Avg.	5.2x	5.2x	4.5x	4.4x	5.0x	14.7x

Post Norse Unaffected Period To Current

Source: Capital IQ as of December 16, 2024

Notes:
1. Represents Norse as of unaffected date of March 18, 2024
2. Market data as of December 16, 2024; for Norse Current Today, reflects $2,689MM of debt as of fiscal Q3 2024 and $397MM of cash as of fiscal Q3 2024 per Norse Management
3. Represents Macy's as of unaffected date of December 8, 2023
4. Off-Price Retail Peers include ROST, TJX and BURL

31

PRELIMINARY & CONFIDENTIAL 32 $17.06 $18.66 $18.74 $19.98 $21.03 $21.14 $22.78 $24.62 – 15.0 20.0 10 15 20 25 30 35 3/15 4/29 5/13 5/28 6/11 6/26 7/11 7/25 8/8 8/22 9/6 9/20 12/16 +36.9% $23.35 10.0 (21.3%) 5.0 (42.9%) NORSE’S SHARE PRICE SINCE UNAFFECTED DATE Source: Capital IQ Note: 1. Market data as December 16, 2024 10/4 10/18 11/1 11/15 12/2 Norse Volume (MM) Share Price Performance and Trading Volume Over Time (1) Since March 18, 2024 Share Price ($) April 18, 2024: Erik and Pete Nordstrom file Schedule 13D; Announce formation of Special Committee May 30, 2024: Norse reports Q1 FY2024 earnings aftermarket. Beats on consensus revenue estimates, misses on EPS, and reaffirms guidance Average Volume: 2.6MM Norse Macy’s Kohl’s March 19, 2024: Reuters report of Norse’s potential take - private Volume (MM) 3/18 4/1 4/15 March 18, 2024: Unaffected date May 2, 2024: Rumors of Sycamore Partners’ participation on potential take - private transaction September 4, 2024: Offer Disclosure August 27, 2024: Norse reports Q2 FY2024 earnings aftermarket. In - line with consensus revenue estimates and beats on consensus EBIT and EPS estimates. Raised low - ends of all guidance ranges November 26, 2024: Norse reports Q3 FY2024 earnings aftermarket. Beats on consensus revenue, EBIT and EPS estimates. Raised low - ends of revenue and comparable sales growth guidance ranges

PRELIMINARY & CONFIDENTIAL 33 LEGAL DISCLAIMER – MORGAN STANLEY We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You and your directors, officers, employees, agents and affiliates must hold this document and any oral information provided in connection with this document in strict confidence and may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. 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PRELIMINARY & CONFIDENTIAL 34 LEGAL DISCLAIMER – CENTERVIEW This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Norse ("the Special Committee") and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company and approved for our use by the Special Committee. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at the direction of the Special Committee Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Board of Directors of the Company (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of the Company or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.